Exhibit 99.1

Conference Call:	Today, December 13, at 5:00 p.m. EST
Dial-in numbers:	888/ 424-1091 or 303/957-1355
Webcast/replay:	www.seracare.com (select “Investor Relations” – Web replay available for 30 days)
Phone replay:	Available for four days at 800/633-8284 or 402/977-9140 (reservation #21216955)

News Announcement	For Immediate Release

SERACARE LIFE SCIENCES’ FISCAL 2004 EPS ROSE 45% TO $0.45 Per Diluted Share

- SeraCare Reiterates Fiscal 2005 EPS Guidance of $0.65—$0.70 -

OCEANSIDE, California, December 13, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic and research products for the life science industry, today reported financial results for the fourth quarter and year-ended September 30, 2004. SeraCare also reiterated its financial guidance for fiscal 2005, previously initiated on October 14, 2004.

Fiscal 2004 Highlights:

•	FY ‘04 Net sales rose 23% to $28.4 million

•	Gross Margin expanded to 38% in FY ‘04 vs. 31% in FY ‘03

•	FY ‘04 Net income rose nearly 59% to $4.16 million

•	Diluted EPS rose 45% to $0.45 in FY ‘04 vs. FY ‘03

•	SeraCare completed two acquisitions at the end of FY ‘04, expanding its expertise, capabilities, product and service lines, customer base and geographic presence.

Fiscal 2004 Q4 Overview:

Net sales for Q4 FY ‘04 increased 117% to $10.6 million, compared to Q4 FY ‘03 net sales of $4.9 million. The increase in net sales versus the year-ago quarter reflects internal growth, in particular from the GCI Access® clinical sample repository (formerly Biobank) and diagnostics businesses as well as the initial benefits from SeraCare’s active acquisition program, including a full quarter’s contribution from BioMedical Resources which was acquired in July 2003. Reflecting the Company’s strategy to focus on more value-added, higher-margin products, gross margins expanded significantly to approximately 40% in Q4 FY ‘04, compared to approximately 35% in Q4 FY ‘03. Despite a substantially higher tax provision, net income for the fourth quarter rose approximately three-fold to $1.6 million, compared to net income of $0.5 million in Q4 FY ‘03. Diluted earnings per share rose over 167% to $0.16 in Q4 FY ‘04, compared to earnings per share of $0.06 in Q4 FY ‘03.

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SeraCare Life Sciences, Inc., 12/13/04	page 2 of 5

Fiscal 2004 Full-Year Overview:

Net sales for FY ‘04 rose 23% to $28.4 million compared to net sales of $23.2 million in fiscal 2003. Reflecting a higher than expected tax rate in the fourth quarter as well as the expensing of certain costs related to the Company’s acquisitions, FY ‘04 net income rose 59% to $4.2 million, compared to FY ‘03 net income of $2.6 million. Diluted earnings per share rose approximately 45% to $0.45 in fiscal 2004, compared to $0.31 in fiscal 2003.

Michael F. Crowley, Jr., SeraCare’s President and CEO, said, “Certainly fiscal 2004 was a transforming year for SeraCare as we were able to make substantial progress in expanding our range of products and services, industry expertise, customer base and geographic reach. This progress supports our long-term goal of becoming a more comprehensive provider of higher-margin biological materials, data and services for all segments of the life sciences industry. During the year, we identified and completed two acquisitions while also maintaining focus on operations, achieving significant improvements in both our top- and bottom-line that were consistent with the guidance we first provided in December 2003.

“Our plans and forecasts for fiscal 2005 call for substantial increases in both revenue and earnings as we work to leverage our expanded size and capabilities and exploit synergies across new and existing product and service areas. We intend to utilize the next few quarters to fully integrate and exploit the value of our acquisitions before returning to any M&A activity. To that end, we also announced today the appointment of Tom Lawlor to serve as our Global Chief Operating Officer. In addition to continued internal new product development, we will also look to expand our range of strategic relationships, such as our recently announced collaboration with Cellular Technology Ltd., an industry leader in instruments and modern protocols for immune reactivity testing.

“Having entered fiscal 2005 as a substantially larger company, we are very excited about the long term prospects for SeraCare. We believe our expanded product and service platform, and broad base of established customer relationships, position SeraCare to expand its penetration of the life sciences industry.”

SeraCare Life Sciences Reiterates Fiscal 2005 Financial Guidance:

As announced on October 14, 2004, reflecting a combination of expected internal growth as well as the continued benefit of acquisitions completed during fiscal 2004, SeraCare expects to achieve net sales of $55 to $60 million and diluted earnings per share (EPS) of $0.65 to $0.70 for fiscal 2005.

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations worldwide. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for the application of human genetics to target validation for

SeraCare Life Sciences, Inc., 12/13/04	page 3 of 5

drug discovery. SeraCare is headquartered in Oceanside, CA and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. SeraCare is publicly traded on the NASDAQ national stock market under the symbol SRLS. For more information please visit www.seracare.com or divisional websites at www.bbii.com and www.getdna.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectation that it will achieve net sales of $55 - $60 million and diluted EPS of $0.65 to $0.70 for fiscal 2005, and (ii) the Company’s expectation with respect to the synergies described in this press release resulting from its acquisitions of substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., as well as substantially all of the assets of Genomics Collaborative, Inc. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the acquired operations into its own, (ii) market demand for plasma and plasma-based products, (iii) the Company’s ability to retain its existing customers and attract new ones, and (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

David Collins, Carol Young

Jaffoni & Collins Incorporated

212/835-8500 or srls@jcir.com

- tables follow-

SeraCare Life Sciences, Inc., 12/13/04	page 4 of 5

SeraCare Life Sciences, Inc.

Condensed Unaudited Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Sales	$10,638	$4,905	$28,441	$23,203
Cost of sales	6,413	3,175	17,701	16,075

Gross profit	4,225	1,730	10,740	7,128
Selling general and administrative expenses	1,520	1,179	5,097	4,233

Income from operations	2,705	551	5,643	2,895
Other (expense) income	(129)	(22)	(247)	5

Income before income tax expense	2,576	529	5,396	2,900
Income tax expense	963	53	1,241	284

Net income	$1,613	$476	$4,155	$2,616

Earnings per common share:
Basic	$0.19	$0.06	$0.51	$0.35

Diluted	$0.16	$0.06	$0.45	$0.31

Weighted average shares:
Basic	9,031	7,680	8,176	7,488

Diluted	10,252	8,579	9,334	8,321

- table follows-

SeraCare Life Sciences, Inc., 12/13/04	page 5 of 5

SeraCare Life Sciences, Inc.

Condensed Unaudited Balance Sheets

(In thousands, except share amounts)

	As of September 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,476	$2,989
Accounts receivable, net	12,025	5,969
Inventory	26,162	10,553
Prepaid expenses and other current assets	1,269	225

Total current assets	40,932	19,736
Property and equipment, net	7,423	1,228
Goodwill	33,197	6,775
Other assets	7,576	113

Total assets	$89,128	$27,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,180	$1,888
Accounts payable to related parties	1,700	2,415
Accrued expenses	4,321	626
Related-party bridge note	—	2,500
Current portion long term debt	3,808	—

Total current liabilities	17,009	7,429

Long-term Debt:
Long-term debt	$22,467	—
Long term notes to related parties	3,500	—
Other liabilities	388	—
Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 9,762,116 and 7,714,492 issued and outstanding, respectively	22,936	1,750
Additional paid-in capital	13,519	13,519
Retained earnings	9,309	5,154

Total stockholders’ equity	45,764	20,423

Total liabilities and stockholders’ equity	$89,128	$27,852

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